May 27, 1998



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

          RE:  Prudential Government Income Fund, Inc.
               File Nos. 811-3712 and 2-82976.


Ladies and Gentlemen:

          On behalf of Prudential Government Income Fund, Inc.
enclosed for filing under the Investment Company Act of l940 is one copy of the Rule 24f-2 Notice.

          This document has been filed using the EDGAR system.

          If you have any questions relating to the foregoing, please call the undersigned at (973) 367-
7521.

          Please acknowledge receipt via EDGAR.

                                   Very truly yours,

                                   1
                                   /s/ Deborah A. Docs
DAD:lr                             Deborah A. Docs
Enclosures                         Assistant Secretary



cc:  Gregory N. Bressler
     (Shereff, Friedman, Hoffman & Goodman, LLP)





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